EXHIBIT 21.1
SUBSIDIARIES OF
INTERNATIONAL WIRE GROUP, INC.

JURISDICTION OF
INCORPORATION OR
SUBSIDIARY	ORGANIZATION
Omega Wire, Inc.	Delaware
Wire Technologies, Inc.	Indiana
IWG High Performance Conductors, Inc.	New York
IWG-Philippines, Inc.	Philippines
IWG International, Inc.	Barbados
IWG Resources LLC	Nevada
Italtrecce-Societa Italiana Trecce & Affini, S.r.l	Italy
International Wire, S.A.S.	France
International Wire Group, S.A.S.	France
Tresse Metallique J. Forissier, S.A.	France
Cablerie E. Charbonnet, S.A.	France
IWG Services Co., S de RL de CV	Mexico
IWG Durango, S de RL de CV	Mexico
Cables Durango, S de RL de CV	Mexico